VALNEVA SE

European company with a Board of Directors
with a share capital of 24,378,228.60 Euros
Registered office: 6 rue Alain Bombard, 44800 Saint-Herblain
Identification N° 422 497 560 RCS Nantes
(the Company)
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ARTICLES OF ASSOCIATION

As amended on December 6, 2024

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

TITLE I
FORM - COMPANY NAME - COMPANY OBJECT -
REGISTERED OFFICE - DURATION
Article 1.    Form
The Company was incorporated in the form of a limited liability company with a Board of Directors under the terms of a private deed of 24 March 1999.
The shareholders of the Company modified the form of management and governance, adopting the formula of a Management Board and Supervisory Board, by decision of the Extraordinary General Meeting of 29 November 2002.
On May 28 2013, the Company was transformed into a European Company (Societas Europaea or SE) with a management board and supervisory board through a cross-border merger between Intercell AG, a company governed by Austrian law, with a share capital of 55,183,961 Euros, with registered office at Campus Vienna Biocenter 3, 1030 Vienna, Austria, formerly entered in the Trade and Companies Register of Vienna under number FN 166438m and Vivalis SA, a limited liability company governed by French law with a share capital of 3,224,379.30 Euros, with registered office at La Corbière - 49450 Roussay, and with the unique identification number 422 497 560 RCS Angers.
The shareholders of the Company modified the form of management and governance, adopting the formula of a Board of Directors, by decision of the Combined General Meeting of December 20, 2023.
The Company is governed by the European Community and national regulations in effect, as well as by these Articles of Association.
Article 2.    Name
The company name is: Valneva.
In all of the instruments and documents deriving from the Company and intended for third parties, the name must be immediately preceded or followed by the words "European company" or the initials "SE" and a statement of the amount of the share capital.
Article 3.    Object
The Company has as its object, within France and in every country:
o    research and development within the field of biomedicine and pharmacology;
o    the commercial exploitation of patents and know-how;
o    trading in products of all kinds and the provision of services in the field of data processing and information technology;
o    the production, monitoring and marketing of all products, services and research programs with applications to human and animal health, using the technologies of molecular and cellular biology and all of the associated techniques;
o    the participation of the Company by all means, direct or indirect, in all operations which may be associated with its company object, through the creation of new companies, contributions, subscription or purchase of securities or company rights, mergers or otherwise, the creation, acquisition, leasing, lease management of all operating assets or facilities;

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

o    the acquisition, exploitation or sale of all procedures and patents regarding these activities, within France and abroad;
o    and more generally, all industrial, commercial or financial, securities or property operations, which may be directly or indirectly associated with its business object or likely to favour its exploitation, realisation or development.
Article 4.    Registered office
The registered office of the Company is located at 6 rue Alain Bombard, 44800 Saint-Herblain.
The registered office may be transferred to any location within France, upon simple decision by the Board of Directors and subject to ratification by the shareholders at their next Ordinary General Meeting or by a decision of the Extraordinary General Meeting in accordance with applicable statutory provisions. The transfer of the registered office to another member State of the European Community is subject to ratification of the Special Meeting of the shareholders in accordance with L. 229-2 of the French commercial code. In the case of a transfer decided in accordance with the law by the Board of Directors, the latter is authorized to modify the Articles of Association in consequence.
Article 5.    Duration - Financial year
The duration of the Company shall be ninety-nine (99) years from its first registration in the Trade and Companies Register, except in cases of extension or early dissolution.
The financial year shall begin on January 1 and shall end on December 31.

TITLE II
SHARE CAPITAL – SHARES
Article 6.    Share capital
The share capital is set at 24,378,228.60 Euros. It is divided into 162,521,524 fully subscribed and paid-up ordinary shares of 0.15 Euro par value each.
Article 7.    Change in the share capital
The share capital shall be increased by any means and by all procedures provided by law. The Extraordinary General Meeting, on the report of the Board of Directors, has sole competence for deciding on the share capital increase and may delegate such competence as provided by law.
The shareholders shall have a preferential subscription right, in proportion to their shares, for subscribing to shares in the context of a share capital increase. Shareholders may waive their preferential subscription right in an individual capacity.
The right to the allocation of new shares to the shareholders, following the capitalisation of reserves, profits or issuance premiums, shall belong to the bare owner, subject to the rights of the usufructuary.
Article 8.    Paying up of the shares
Shares subscribed in cash shall mandatorily be paid up for at least a quarter of their nominal value on subscription and, if necessary, for the entire issuance premium.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The paying in of the surplus shall take place, on one or several occasions, at the decision of the Board of Directors, within five years of the date on which the share capital increase has become final.
Calls for funds shall be brought to the attention of subscribers by registered letter with notice of receipt, sent at least fifteen (15) days before the date set for each payment. Payments shall be made either to the registered office or to any other place indicated for this purpose.
Any delay in the payment of amounts due on the unpaid amount of the shares shall entail, ipso jure and without any formality being necessary, the payment of interest at the legal rate, starting from the due date, without prejudice to the personal action that the Company may take against the defaulting shareholder and the enforcement measures provided by law.
Article 9.    Reduction - amortisation of the share capital
The reduction of the share capital shall be authorised or decided by the Extraordinary General Meeting, which may delegate all of the powers to the Board of Directors for the execution of the same. In no case may it infringe the equal standing of shareholders.
The reduction of the share capital to an amount less than the legal minimum may only be decided under the condition precedent of a share capital increase intended to bring it to an amount at least equal to this minimum, unless the Company is transformed into a company of another form.
In the event of failure to comply with these provisions, any interested party may apply to a court for the dissolution of the Company.
At the same time, the court cannot pronounce the dissolution if the adjustment has taken place on the day on which it rules on the merits.
The share capital may be amortised in accordance with the law.
Article 10.    Form of the shares
1.    The fully paid up shares may take nominative or bearer form, at the choice of the shareholder, subject to the legal and regulatory provisions in effect.
The shares are recorded in the shareholders’ accounts under the conditions and pursuant to the procedures provided by law. The securities recorded in the account are transferred by transfer from account to account. Records in the accounts, payments and transfers are carried out in accordance with legal and regulatory requirements.
2.    For the purposes of identifying the holders of bearer shares, the Company is entitled, according to legal and regulatory requirements, to ask at its own expense the central depository responsible for maintaining the securities issuance account (the Central Depositary), as per the case, for the name or company name, nationality, year of birth or year of incorporation and the addresses of the holders of securities conferring immediate or future voting rights at its meetings and the number of shares held by each of them, as well as, if applicable, the restrictions which may affect the securities.
With regard to the list provided to the Company by the Central Depositary, the Company has the right to request either from the Central Depository, or directly from the persons on this list and which the Company believes may be registered as an intermediary and on behalf of third party owners of securities, the information provided in the preceding paragraph regarding the owners of the securities.
These persons shall be required, if they have the capacity of intermediary, to disclose the identity of the owners of these securities. The information shall be provided

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

directly to the authorised financial intermediary which holds the account, with the obligation of this latter party to notify it, as appropriate, to the Issuer or to the Central Depository.
The Company is also entitled, with regard to the securities in the nominative form, to ask, at any time, the intermediary registered on behalf of third party owners of the securities to disclose the identity of the owners of these securities.
For as long as the Company considers that certain holders of securities, in bearer or nominative form, whose identity has been disclosed to it are acting as holders on behalf of third party owners of the shares, it shall be entitled to ask these owners to reveal the identity of the owners of the securities, under the conditions provided above.
Following the requests for information cited above, the Company shall be entitled to request that any legal person owning shares of the Company representing more than 2% of its share capital or voting rights reveals the identity of persons holding directly or indirectly more than one third of the share capital of this legal person or of the voting rights which are exercised at the general meetings of the same person.
When the person forming the object of a request pursuant to the stipulations of this Article has not submitted the information so requested within the legal and regulatory deadlines or has transmitted incomplete or erroneous information regarding either its capacity or the owners of the securities, the shares or the securities giving immediate or future access to the share capital for which the person has been entered in the account shall be deprived of voting rights for all General Meetings to be held until the date of regularisation of identification, with the payment of dividends deferred until that date.
Article 11.    Indivisibility of shares
Shares are indivisible with respect to the Company. The undivided joint owners of shares shall be represented at General Meetings by one of their number or by a joint representative of their choice. In the absence of agreement among them on the choice of a representative, the latter shall be designated by order of the President of the Commercial Court ruling in summary proceedings at the request of the first joint owner to take action.
The bare owner and the usufructuary have the right to participate in collective decisions. The voting right attached to the share belongs to the usufructuary for the Ordinary General Meetings and to the bare owner for the Extraordinary General Meetings. Shareholders may nevertheless agree among themselves on any other allocation for the exercise of the voting right at General Meetings. In this event, they shall bring their agreement to the attention of the Company by registered letter addressed to the registered office, with the Company obliged to observe this agreement for any General Meeting to be convened after the expiry of a one-month deadline after sending the registered letter, with the postmark serving as evidence of the date of dispatch.
The right of the shareholder to obtain notification of the company documents or to consult them may also be exercised by each of the joint owners of the undivided shares, by the usufructuary and the bare owner of shares.
Article 12.    Transfer and Transmission of shares - Crossing of Threshold
The transfer of shares shall be made by transfer from account to account, pursuant to the law.
In the event of a share capital increase, the shares shall be negotiable as of its final conclusion.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Movements of securities for which due payments have not been made shall not be authorised.
In addition to the legal obligation to inform the Company of holdings of certain fractions of the share capital and to make any resulting declaration of intent, each natural or legal person, acting alone or in concert, who comes to hold or ceases to hold, directly or indirectly, a fraction equal to 2% of the share capital or voting rights, or any multiple of this percentage, shall be obliged to notify the Company of the same within four (4) stock exchange trading days, as soon as one of these thresholds is crossed, by registered letter with notice of receipt, addressed to the registered office of the Company, specifying the number of shares, corresponding voting rights and securities giving access to the share capital that it holds alone or in concert.
In order to determine the stipulated thresholds, account shall also be taken of the shares held indirectly and of shares regarded as owned shares, as defined by the provisions of Articles L. 233-7 et seq. of the French Commercial Code.
In each of the declarations cited above, the declaring party shall certify that the declaration made includes all shares held or possessed pursuant to the provisions of Articles L. 233-7 et seq. of the French Commercial Code. It shall also indicate the date or dates of acquisition.
This disclosure obligation applies in all cases of crossing thresholds stipulated above, including the thresholds prescribed by law.
Failure to observe the notification obligation cited above shall be sanctioned, at the demand (recorded in the minutes of the Meeting) of one or several shareholders who together hold a fraction of at least 2% of the share capital or voting rights of the Company, by suspension of voting rights attached to the shares which exceed the fraction that has not been regularly declared for each General Meeting of shareholders held until the date of regularisation of the notification.
Furthermore, in the event that the registered shareholder knowingly disregards the notification obligation for threshold crossing with regard to the Company, the Commercial Court within the jurisdiction of which the Company has its registered office may, at the request of the Company or of a shareholder, pronounce the complete or partial suspension of voting rights, for a total period not exceeding five years, against any shareholder who has not made the declarations cited above or who has not observed the content of the declaration of intent provided in Article L. 233-7 VII of the French Commercial Code within six (6) months of the publication of the said declaration.
Article 13.    Rights and obligations attached to the shares
1.    Each share gives the right to participate in collective decisions, as well as the right to be informed of the progress of the Company and to receive certain documents at times and under the conditions provided by law and these Articles of Association.
2.    Shareholders shall only bear losses up to the limit of their contributions.
Subject to the provisions of the law and of these Articles of Association, no majority may impose an increase in their commitments. The rights and obligations attached to the share shall follow the security regardless of its holder.
3.    The ownership of a share shall entail the ipso jure adhesion to the decisions of the General Meeting and to these Articles of Association.
The assignment shall include all dividends fallen due and falling due, as well as any portion of the reserve fund, unless otherwise notified to the Company.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The heirs, creditors, assignees or other representatives of a shareholder may not, under any pretext, require the sealing of the property and company documents, demand the division or the sale by auction of these assets or interfere in the administration of the Company. In order to exercise their rights, they shall refer to the company inventories and to the decisions of the General Meeting.
4.    Whenever it is necessary to possess a certain number of shares in order to exercise any right, in the event of an exchange, consolidation or attribution of securities or for an increase or reduction in the share capital, a merger or any other transaction, shareholders holding a number of shares less than that required shall only be able to exercise these rights provided that they personally ensure that they obtain the required number of shares.
5.    Each share confers a right of ownership of the Company’s assets, to profit-sharing and to the liquidation surplus, to a share proportional to the stake in the share capital which it represents, taking into account, where appropriate, amortised and unamortised, paid up and unpaid share capital, for the nominal amount of the shares and the rights of the different classes of shares.
6.    Except in cases where the law provides otherwise and with the exception of the double voting right provided below, each shareholder shall have as many voting rights and express as many votes at Meetings as he has shares fully paid up for all of the due payments. For the same nominal value, each capital or participating share shall confer one vote.
7.    A double voting right, considering the proportion of the share capital which they represent, shall be attributed to all fully paid up shares, which shall be documented by a registration in the nominative form for at least two years, starting from the registration of the Company in the form of a European company, in the name of the same shareholder. This right is also granted on issuance, in the event of a share capital increase through incorporation of reserves, profits or issue premiums, to the shares attributed as a bonus to a shareholder by virtue of former shares for which it has already benefited from this right.

TITLE III
ADMINISTRATION OF THE COMPANY
Article 14.    Composition of the Board of Directors
The Board of Directors consists of at least three (3) members and at most eighteen (18) members, appointed by the Ordinary General Meeting of shareholders, subject to legal exemptions.
Subject to the stipulations of Articles 15 and 21 below, the members of the Board of Directors (including the Chair) who are natural persons must be aged less than eighty (80), it being specified, however, that the Board of Directors shall continuously comprise a minimum of 80% of members aged less than seventy-five (75).
A legal person may be appointed as member of the Board of Directors but must, under the conditions provided by the law, designate a natural person who shall be its permanent representative on the Board of Directors. The age limits set forth in respect of the members of the Board of Directors who are natural persons shall equally apply to such permanent representatives, subject to the stipulations of Article 15 below.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 15.    Duration of duties – Renewal – Co-opting
The term of office of the members of the Board of Directors is set at three (3) years (with one year understood as the interval between two consecutive Ordinary General Meetings), subject to the following stipulations.
By way of exception, the General Meeting may, in order to implement a staggered renewal of Directors’ terms of office, appoint any Director for a term of less than three (3) years. The term of office of any such Director will expire at the close of the General Meeting called to approve the financial statements for the year ended and held in the year in which the Director’s term of office expires.
The term of office of any member of the Board of Directors shall be limited to the remaining period until the annual Ordinary General Meeting to be held in the year during which the member of the Board of Directors in question reaches the age limit applicable to him or her in accordance with the provisions of Article 14 of these Articles of Association.
A member of the Board of Directors put under guardianship shall be deemed to have resigned automatically. Such compulsory resignation shall not invalidate the discussions and decisions in which the member of the Board of Directors deemed to have resigned automatically took part.
The members of the Board of Directors shall be re-elected on one or several occasions, subject to the above stipulations concerning the age limit. They may be dismissed at any time by decision of the Ordinary General Meeting, under the conditions and pursuant to the procedures provided by law.
In the event of a vacancy, due to death or resignation, of one or several positions on the Board of Directors, the Board of Directors may make appointments in a provisional capacity between two General Meetings. These appointments shall be submitted for the ratification of the following Ordinary General Meeting. In the absence of ratification, the decisions taken and the acts previously carried out by the Board shall nevertheless remain valid.
When the number of members of the Board of Directors has fallen below the legal minimum, the Board of Directors shall call the Ordinary General Meeting within the shortest possible period, with a view to establishing a full board.
The member appointed as a replacement for another whose mandate has not expired, shall only remain in office during the remaining time of the mandate of his predecessor.
Furthermore, the Board of Directors may include elected members representing employees, pursuant to the provisions of Article L. 225-27-1 and, as appropriate, L. 225-23 and L. 22-10-5 of the French Commercial Code.
Article 16.    Bureau and resolutions of the Board
1.    The Board shall, among its members, appoint a Chair upon the terms set out in Article 20.
The Board may also appoint a Vice-Chair from among its members if it deems it appropriate. The Vice-Chair’s term of office shall be set by the Board and shall not exceed his/her term as Board member. The Vice-Chair, if he/she is independent, may be appointed as Lead Independent Member with the duties specified in the Board’s internal rules.
The Board may appoint a Secretary who may not be a shareholder. The Secretary, the Chair and the Vice-Chair (if any) make up the Board committee (“bureau du conseil")

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The Chair, the Lead Independent Member and the Vice-Chair (if any) shall be natural persons. They shall be appointed for the duration of their office as Directors and shall always be re-electable.
    In the event of absence or impediment of the Chair, the session of the Board of Directors shall be chaired by the Vice-Chair (if any), or in the absence of the Vice-Chair, by a Director specifically appointed for this purpose by the Board members attending that meeting.
2.    The Board of Directors shall meet as often as the interests of the Company require and at least once per quarter, at the request of the Chair, the Vice-Chair (if any), or the Lead Independent Member, made by any written means, including by email or even verbally.
However, Directors representing at least one third of the total number of Directors may request the Chair to call a Board meeting, if there has been no Board meeting for more than two (2) months, provided that they should specify the meeting agenda in such a request. The Directeur Général, if he is not the Chair, may also request the Chair to call a Board meeting, based on a specified agenda. Beyond these cases, and unless the meeting is called by the Vice-Chair, the agenda shall be set by the Chair and may be set only at the time of the meeting.
Board of Directors meetings may also be held (i) by videoconference or any other electronic means of telecommunication, or (ii) by written decision on the conditions and within the limits provided for by law.
In-person meetings shall take place at the registered office or at any other location indicated in the convening notice.
For decisions to be valid, at least half of the Directors must be present or represented. Decisions shall be taken by a majority of votes of present or represented members; in the event of a tie vote, the chair of the session shall have the deciding vote.
In addition, the Board of Directors shall set internal rules which may provide that Directors who take part in Board meetings by videoconference or telecommunication means enabling them to be identified and guaranteeing their effective participation, the nature and conditions of application of which are determined by the legislative and regulatory provisions in force, are deemed to be present for the purposes of calculating the quorum and majority. However, for as long as prohibited by law, the use of videoconferencing or other means of telecommunication will not be applicable for the approval of the annual financial statements and, where applicable, the consolidated financial statements, as well as for the approval of the management report (including, where applicable, the Group management report).
The members of the Board of Directors may be represented at each session by another Director, but a Director may represent only one other. These powers shall only be valid for a single session and must be granted in writing (including, for example, a simple letter or e-mail).
An attendance register shall be kept at the registered office, which shall be signed by the members of the Board of Directors who take part in the board meeting. The attendance register may be kept in electronic format, in accordance with applicable laws and regulations.
The production of an extract or copy of the minutes shall serve as sufficient evidence for the number of members in office and their attendance or representation.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The decisions of the Board shall be noted in the minutes drawn up in a special register or on numbered and initialled loose sheets, possibly in electronic format, pursuant to the conditions set by the current legislation.
These minutes shall be signed by the chair of the session and by another director who effectively attended the relevant meeting(s), possibly in electronic format, in accordance with applicable laws and regulations.
In the event of impediment of the chair of the session, the minutes shall be signed by at least two Directors, who effectively attended the relevant meeting(s).
Copies or excerpts of these minutes shall be validly certified by the Chair or Vice-Chair (if any), the Directeur Général, a Directeur Général Délégué (if any) or a Director temporarily acting as meeting Chair, or by a proxy authorised for this purpose, possibly in electronic format, in accordance with applicable laws and regulations.
The members of the Board of Directors, as well as any person taking part in the meetings of the Board of Directors, shall be bound by a confidentiality obligation with regard to the resolutions of the Board of Directors, as well as to the information of a confidential nature or presented as such by the Chair of the Board of Directors or the Directeur Général.
The Statutory Auditors shall be convened to all of the meetings of the Board of Directors which examine or draw up the annual or interim financial statements.
Article 17.    Powers and attributions of the Board of Directors
The Board of Directors determines the direction of the Company’s business activities and oversees their implementation in accordance with its corporate interests, taking into account the social, environmental, cultural and sporting challenges of its activity. Subject to the powers expressly granted to shareholders’ meetings, and within the limits of the corporate purpose, the Board deals with all matters concerning the proper operation of the Company and settles all matters concerning the Company through its deliberations.
In dealings with third parties, the Company shall even be committed by the actions of the Board of Directors which do not relate to the Company object, unless it demonstrates that the third party was aware that this action exceeded this object or could not have been unaware of the same in view of the circumstances, mere publication of the Articles not being sufficient to constitute such proof.
The Company shall carry out the verifications and inspections which it considers appropriate at any time of the year and may order the forwarding of documents which it considers necessary for carrying out its mission.
Without prejudice to the foregoing and to the powers vested in it by law, the Board of Directors, acting by a majority of its members present or represented, and in accordance with the legal and regulatory provisions in force, authorizes the following agreements and transactions prior to their conclusion:

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

i.    approval of the annual budget;
ii.    approval of the business plan;
iii.    approval of any significant change in the Company’s activities;
iv.    approval of material changes in accounting policies;
v.    any share capital reductions and share buy back programs;
vi.    acquisition and disposal of business branches, equity interests or assets for an amount exceeding 7 million Euros as well as any lease management (location-gérance) of all or part of the fonds de commerce, except for the transactions previously approved as part of the annual budget or business plan;
vii.    creation, sale, dissolution, or liquidation of a subsidiary or joint venture;
viii.    acquisition, assignment, or licensing of product rights (including all intellectual property rights, but excluding commercial distribution rights) in excess of 7 million Euros;
ix.    any capital expenditure for an amount exceeding 7 million Euros not previously approved as part of the annual budget;
x.    any operation or contract involving an operating expense for an amount exceeding 7 million Euros not previously approved as part of the annual budget;
xi.    any implementation, refinancing or amendment to the terms of any borrowings (including any bonds) for an amount exceeding 7 million Euros, and not previously approved as part of the annual budget;
xii.    any merger, demerger, asset contribution, dissolution, liquidation, or other restructurings operation in which the assets or liabilities involved represent a value in excess of 7 million Euros;
xiii.    any settlement or compromise relating to any litigation of an amount exceeding 7 million Euros;
xiv.    any decision to initiate litigation against a third party in which the Company’s claim(s) would represent an amount exceeding 7 million Euros;
xv.    any decision to delist all or part of the Company’s shares from one of the markets on which they are admitted to trading, or to admit them to trading on a new market; and
xvi.    any agreement or undertaking to do any of the foregoing.
Any decision to transfer out of France the registered office and/or the research & development centre(s) operated by the Company in France shall be subject, as from the date hereof, to the prior authorisation of the Board of Directors resolving unanimously.
Each Director receives all the information necessary for the performance of their duties, and may obtain from the Chair or Directeur Général all the documents necessary for the performance of their duties.
Members of the Board of Directors must not divulge, even after they no longer hold office, any information in their possession concerning the Company, the disclosure of which could prejudice the Company’s interests, with the exception of cases where such disclosure is required or permitted by the legal or regulatory provisions in force or in the public interest.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The Board of Directors may grant all of the special mandates or specific missions to one or several of its members, or to third parties, whether shareholders or not, for one or several given objects.
The Board of Directors may also appoint, from among its members, one or several specialised committees, the composition and attributions of which it shall set and which shall carry out their activities at its liability, without the said attributions having the object of delegating to the committees the powers exclusively attributed to the Board of Directors by the law or these Articles of Association, or the effect of reducing limiting the powers of the Board of Directors.
Article 18.    Remuneration of the Board of Directors
The members of the Board of Directors may receive by way of remuneration of their activity a fixed annual amount, the amount of which, determined by the Ordinary General Meeting of shareholders, shall be maintained until a decision to the contrary and shall be charged to the general expenses of the Company.
The Board shall share these benefits among its members in a manner which it considers appropriate.
The Board of Directors may also allocate exceptional remuneration to certain of its members for missions or mandates entrusted to them in the cases and under the conditions provided by law.
Article 19.    Observers
The Board of Directors may appoint one or several observers who take part in meetings of the Board of Directors.
The observer or observers are called to attend the meetings of the Board of Directors in their observational capacity, without voting rights. The observer or observers must receive the same information as the members of the Board of Directors.
The observers may be consulted by members of the Board of Directors, as necessary, on all questions within their competences and for which they can deliver an opinion or an advice.
Observers may not be remunerated and, like Directors, are subject to the obligations set out in the Board of Directors’ internal rules, including, in particular, the confidentiality obligations set out in the internal rules and these Articles of Association.
Article 20.    Chairmanship of the Board of Directors
The Board of Directors elects a Chair from among its members, who must be a natural person. The Board determines the term of office, which may not exceed the Director’s term of office, and may dismiss the director at any time. The Board sets any remuneration.
The Chair of the Board of Directors organises and directs the Board’s work, and reports to the General Meeting. The Chair ensures that the Company’s governing bodies operate smoothly, and in particular that the Directors can fulfil their duties.
Article 21.    General Management
1.    The general management of the Company is the responsibility either of the Chair of the Board of Directors, or of another natural person, who may or may not be a Director of the Company, appointed by the Board of Directors and titled Directeur Général. When the Chair of the Board of Directors assumes responsibility for the Company’s general management, the provisions applicable to the Directeur Général apply.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The Directeur Général represents the Company in dealings with third parties. They are vested with the broadest powers to act on the Company’s behalf in all circumstances. They exercise their powers within the limits of the corporate purpose and subject to those powers expressly assigned by law to shareholders’ meetings and the Board of Directors. The Company shall even be committed by the actions of the Directeur Général which do not relate to the Company’s provided object or attributions, unless the Company demonstrates that the third party was aware that this action exceeded these limits or could not have been unaware of the same in view of the circumstances, mere publication of the Articles not being sufficient to constitute such proof.
The Directeur Général may not be older than 70. The Directeur Général is deemed to have resigned automatically on turning 70. Nonetheless, their term would extend until the next Board meeting, where the new Directeur Général is appointed.
The term of office of the Directeur Général is set by decision of the Board of Directors without exceeding their term as Director if the Directeur Général is also a director.
The Board of Directors may dismiss the Directeur Général at any time.
2.    On simple deliberation by a majority of the votes of the Directors present or represented, the Board of Directors chooses between the two methods of exercising general management referred to in the first paragraph of section 21.1.
Shareholders and third parties are informed of this choice in accordance with legal and regulatory requirements.
The Board’s choice remains in force until a contrary decision by the Board or, at the Board’s discretion, for the duration of the Directeur Général’s term of office.
3.    On the recommendation of the Directeur Général, the Board of Directors may appoint one or more individuals to assist the Directeur Général as Directeur Général Délégué.
In agreement with the Directeur Général, the Board of Directors determines the scope and duration of the powers granted to the Directeurs Généraux Délégués. The Board of Directors sets their remuneration. Their term of office is set in the Board decision that appoints them and may not exceed their term as Director (if applicable), subject to the provisions of Article L. 225-55 of the French Commercial Code.
With respect to third parties, the Directeurs Généraux Délégués have the same powers as the Directeur Général; in particular, the Directeurs Généraux Délégués have the power to commence legal proceedings.
The number of Directeurs Généraux Délégués may not exceed five (5).
The Directeurs Généraux Délégués may be dismissed at any time by the Board of Directors, on recommendation of the Directeur Général.
A Directeur Général may not be older than 70. A Directeur Général Délégué is deemed to have resigned automatically if they turn 70 while in office.
If the Directeur Général ceases to hold office or is prevented from carrying out their duties, the Directeurs Généraux Délégués shall retain their functions and powers until a new Directeur Général is appointed, unless the Board of Directors decides otherwise.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 22.    Agreements between the Company, its Directeur Général, one of its Directeurs Généraux Délégués, one of its Directors or a shareholder
All agreements entered into directly, or through an intermediary, between the Company and its Directeur Général, one of its Directeurs Généraux Délégués, one of its Director or one of its shareholders holding more than 10% of the voting rights or in the case of an entity shareholder, its controlling company within the meaning of Article L. 233-3 of the French Commercial Code, shall be subject to the prior authorisation of the Board of Directors.
The same applies to agreements in which one of the persons mentioned in the preceding paragraph has an indirect interest as well as agreements which take place between the Company and an entity, if the Directeur Général, one of the Directeurs Généraux Délégues or one of the Directors of the Company is the owner, general partner having unlimited liability, manager, Director, member of the supervisory board or, generally, an executive officer of such entity.
The prior authorisation of the Board of Directors is motivated by giving reasons indicating the interest of the agreement for the Company, in particular, by specifying the financial conditions attached to it.
The party directly or indirectly interested shall inform the Board of Directors as soon as he or she is aware of an agreement subject to authorisation. If this party serves on the Board of Directors, they shall not have the right to take part in the discussions and the vote on the requested authorisation.
The Chair of the Board of Directors shall inform the Statutory Auditors of all authorised agreements entered into and shall submit them for approval to the General Meeting. The Statutory Auditors submit a report on these agreements to the meeting of shareholders which must vote on this report. The party directly or indirectly interested in the agreement shall not have the right to take part in the vote and its shares shall not be taken into account for the calculation of the majority.
The agreements approved by the shareholders’ Meeting, together with those not approved, shall be effective with respect to third parties except when declared null and void in cases of fraud. However, and even in the absence of fraud, any prejudicial consequences for the Company of agreements that have not been approved may be borne by the interested party.
Regardless of the liability of the interested party, all agreements for which the prior authorisation by the Board of Directors is required, which are concluded without such prior authorisation by the Board of Directors may be declared null and void if the consequences thereof were prejudicial to the Company. An action to render the agreement null and void shall be time barred after three years as of the date of the agreement. However, if such agreement has been hidden, this period shall be calculated as of the date on which its existence was revealed. The nullity can be remedied by a vote by the General Meeting held on a special report by the Statutory Auditors’ stating the circumstances under which the authorisation procedure was not followed. In such case, the interested party may not take part in the vote and his or her shares shall not be taken into account for the calculations of quorum and majority.
The foregoing provisions do not apply to agreements concerning current operations and entered under normal conditions or agreements entered into between two companies, one of which holds, directly or indirectly, all of the share capital of the other, if applicable, less the minimum number of shares required to satisfy the requirements of article 1832 of the French Civil Code, or articles L. 225-1 and L. 22-10-2 of the French Commercial Code.
The Board of Directors must set up a procedure to periodically assess whether agreements relating to current operations and entered into on customary terms meet these criteria. The persons directly or indirectly interested in one of these agreements shall not take part in this assessment.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 23.    Statutory auditors
One or several Statutory Auditors shall be appointed and shall carry out their monitoring mission pursuant to the law.
They shall have the permanent mission, to the exclusion of any interference in the management, of verifying the books and values of the Company and of monitoring the regularity and fairness of the Company accounts.

TITLE IV
SHAREHOLDERS’ MEETINGS
Article 24.    Nature of the Meetings
The decisions of the shareholders shall be taken at a General Meeting.
The Ordinary General Meetings shall be those which are convened on to take all of the decisions which do not modify the Articles of Association.
The Extraordinary General Meetings shall be those convened on to decide or authorise direct or indirect modifications of the Articles of Association.
The Special Meetings shall bring together the holders of shares of a given category to rule on a modification of the rights of the shares of this category and all other decisions provided by law or by these Articles of Association.
The resolutions of the General Meetings shall oblige all of the shareholders, even if absent, dissenting or incapable.
Article 25.    Calling and convening of the General Meetings
The General Meetings shall be convened either by the Board of Directors or failing this, by the Statutory Auditors or by a representative designated by the court, at the demand, either of any interested party or the Social and Economic Committee in the event of an emergency or by several shareholders representing at least 5% of the share capital.
During the liquidation period, the Meetings shall be convened by the liquidator(s).
The General Meetings shall be convened at the registered office or at any other location indicated in the notice of calling.
The Company shall be obliged, within the time limits set out in applicable laws, to publish a notice of meeting in the Bulletin des Annonces Légales Obligatoires (BALO) (Bulletin of Obligatory Legal Announcements) containing the mentions provided by the laws in effect.
The convening of the General Meetings shall be realised by the inclusion in a newspaper authorised to receive legal announcements in the Department of the registered office and in addition, in the Bulletin des Annonces Légales Obligatoires (BALO), within the time limits set out in applicable laws.
When a Meeting has been unable to deliberate in regular fashion, due to failure to reach the necessary quorum, the second Meeting and as per the case, the second extended Meeting, shall be convened, in the same forms as the first, within the time limits set out in applicable laws and the notice of calling shall recall the date of the first calling and reproduce its agenda.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 26.    Agenda
1.    The agenda of the Meetings shall be drawn up by the author of the calling.
2.    One or several shareholders, representing at least the required proportion of the share capital and acting under the conditions and pursuant to the deadlines set by the law, shall be entitled to request the inclusion of draft resolutions in the agenda of the Meeting by registered letter with a request for notice of receipt.
3.    If a Social and Economic Committee exists, it may request the entering of draft resolutions on the agenda of a Meeting.
These draft resolutions must be notified to the shareholders and be entered in the agenda and submitted to the vote of the Meeting.
4.    The Meeting may not deliberate on an issue which is not entered on the agenda, which may not be modified at a second calling. It may nevertheless dismiss one or several members of the Board of Directors under any circumstances and replace them.
Article 27.    Admissions to Meetings - Powers
All of the shareholders shall be entitled to take part in the Meetings on providing proof of their identity, though subject to compliance with the following provisions:
- for holders of registered shares, their registration in the registered share account maintained by the Company before the second business day preceding the Meeting date;
- for holders of ordinary bearer shares, issuance of a certificate of participation (attestation de participation) by an authorised intermediary confirming they are registered in a securities account before the second business day preceding the Meeting date.
Any shareholder may vote by post through a form, the details of which are set forth by a decree of the Conseil d’État, and a copy of which may further be obtained under the conditions indicated by the notice of calling of the Meeting.
A shareholder may also vote by proxy, in accordance with the provisions of Articles L. 225-106 and L. 22-10-39 of the French Commercial Code, and thus be represented either by another shareholder who provides evidence of a power of attorney, by his/her spouse or partner with whom he/she has concluded a civil solidarity pact, or by any other natural or legal person of his/her choice (and this under the conditions provided in Articles L. 22-10-40, R. 225-79 and R. 22-10-24 of the French Commercial Code).
In the event of existence of a Social and Economic Committee within the Company, two of its members designated by the counsel, of which one belongs to the category of technical staff and supervisors and the other to the category of employees and workers, or where appropriate, the persons mentioned in Articles L. 2312-74 and L. 2312-75 of the Labour Code, may attend the General Meetings. They shall be heard at their request for all of the resolutions which require the unanimity of shareholders.
Shareholders may, upon decision of the Board of Directors, take part in the General Meetings by videoconference or by any other means of telecommunication, including the Internet, which allow their identification in accordance with the conditions and procedures set forth by the applicable regulations in force. Where applicable, this decision shall be communicated in the convening notice of the General Meeting.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Upon decision of the Board of Directors, the shareholders may access and use the proxy form or voting form in electronic format, under the conditions and in accordance with the conditions and procedures set forth by the applicable regulations in force.
Article 28.    Holding of the Meeting - Bureau - Minutes
An attendance sheet shall be signed by the attending shareholders and representatives, to which shall be attached the powers granted to each representative and, as appropriate, the postal voting forms. It shall be certified as accurate by the bureau of the Meeting.
The Meetings shall be chaired by the Chair of the Board of Directors or, in his absence, by the Vice-Chair (if any) or by a member of the Board especially appointed for this purpose. Failing this, the Meeting shall itself elect its chair. In the event of convening by a Statutory Auditor or court-appointed agent, the Meeting shall be chaired by the author of the convening notice.
The two present and accepting shareholders, representing the largest number of votes, both as themselves and as representatives, shall serve as scrutineers. The bureau so established shall designate a secretary, who may be selected from outside the members of the Meeting.
The deliberations of the meetings shall be recorded in minutes signed by the members of the bureau and drawn up in a special register, possibly in electronic format, in accordance with the applicable laws and regulations. Copies and extracts of these minutes shall be certified under the conditions set by applicable laws and regulations, possibly in electronic format.
Article 29.    Quorum - Vote
1.    The quorum shall be calculated on all of the shares comprising the share capital, except in the Special Meetings, where it shall be calculated on all of the shares for the category in question, all of which minus the shares deprived of the voting rights by virtue of the provisions of the law. In the event of a postal vote or a proxy form sent by mail or, as the case may be, by email, only those forms duly completed and received by the Company at least three (3) days before the date of the Meeting, i.e. no later than the fourth day before the date of the Meeting, shall be considered for the calculation of the quorum. However, in the event of a postal or proxy vote via Internet pursuant to Article R. 225-61 of the French Commercial Code, only those electronic forms received by the Company no later than 3 p.m., Paris time, on the day immediately preceding the Meeting, shall be taken into account for quorum purposes.
2.    Subject to the double voting right cited in Article 13 of these Articles of Association, the voting rights attached to shares shall be proportional to the stake in the share capital which they represent.
3.    The vote shall be expressed by a show of hands, by a roll-call or by a secret ballot, pursuant to what the bureau of the Meeting or the shareholders decide. The shareholders may also vote by post, or by proxy under the conditions of Article 27 of these Articles of association, including, upon decision of the Board of Directors, by videoconference or by any other means of telecommunication, including the Internet, which allow their identification in accordance with the conditions and procedures set forth by the applicable regulations in force.
4.    For the purposes of calculating the quorum and majority, shareholders shall be considered to be present who take part in the Meeting via videoconference or telecommunications media, including the Internet, which permit their identification and guarantee their effective participation, the nature and conditions of application of which are determined by legislative and regulatory provisions in effect.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 30.    Ordinary General Meeting
The Ordinary General Meeting shall take all of the decisions exceeding the powers of the Board of Directors, which do not have the object of modifying the Articles of Association.
The Ordinary General Meeting shall meet at least once a year, within six months of the end of the financial year, to rule on the financial statements for the financial year, subject to the extension of the deadline by a court decision.
It shall only deliberate validly, on a first convening, if the present and represented shareholders, or those voting by postal vote, hold at least the number of shares set out in applicable laws. No quorum shall be required for the second convening.
It shall rule with a majority of the votes validly cast by the present or represented shareholders or shareholders voting by post. Abstention and votes blank or void shall not be considered as votes cast.
For the purposes of calculating the quorum and majority, shareholders shall be considered to be present who take part in the General Meetings via videoconference or any telecommunications media as detailed in the Article 29, 4th paragraph, of these Articles of Association.
Article 31.    Extraordinary General Meeting
The Extraordinary General Meeting may amend the Articles of Association in all of their provisions and notably decide on the conversion of the Company into a limited liability company. It may nevertheless increase the commitments of the shareholders, subject to the operations resulting from a consolidation of shares effected in regular fashion.
The Extraordinary General Meeting may only deliberate validly if the present or represented shareholders or shareholders voting by postal vote possess on the first convening or on the second convening the number of shares set out by applicable laws. In the absence of this latter quorum, the second Meeting may be extended until a date two months later than the one on which it had been convened.
The Extraordinary General Meeting shall rule with a majority of two thirds of the votes validly cast by the present or represented shareholders, or voting by postal vote, unless there is a legal exemption. Abstention and votes blank or void shall not be considered as votes cast.
In constituent Extraordinary General Meetings, i.e. those convened to deliberate on the approval of a contribution in kind or the granting of a particular benefit, the grantor or beneficiary shall not have a vote, either for itself or as a representative.
For the purposes of calculating the quorum and majority, shareholders shall be regarded as present who take part in the General Meetings via videoconference or any telecommunications media as detailed in the Article 29, 4th paragraph, of these Articles of Association.
Article 32.    Special Meetings
If there are several categories of share, no modification may be made to the rights of the shares in one of these categories, without a requisite vote of an Extraordinary General Meeting, open to all of the shareholders and furthermore, without an equally requisite vote of a Special Meeting, open only to the owners of shares of the category in question.
The special Meetings may only deliberate validly if the present or represented shareholders hold on the first convening or on the second convening the number of shares of the relevant category set out by applicable laws.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Other meetings shall be convened and shall deliberate under the same conditions as the Extraordinary General Meetings, subject to the particular provisions applicable to Meetings of holders of shares with a priority dividend, but without voting rights.
For the purposes of calculating the quorum and majority, shareholders shall be regarded as present who take part in the Meeting via videoconference or telecommunications media as detailed in the Article 29, 4th paragraph, of these Articles of Association.
Article 33.    Right of notification of the shareholders
Every shareholder has the right to receive, under the conditions and at times set by law, the documents required for it to be able to pronounce knowledgeably and draw up a ruling on the management and control of the Company.
The nature of these documents and the conditions of their dispatch or provision shall be determined by the law and regulations.

TITLE V
COMPANY ACCOUNTS -
ALLOCATION AND DISTRIBUTION OF PROFITS
Article 34.    Inventory - Annual Financial Statements
The Company shall maintain regular accounts of its operations, pursuant to the law and commercial practice.
At the end of each financial year, the Board of Directors shall draw up an inventory of the various elements of the assets and liabilities. It shall also draw up the annual reports and as appropriate, the consolidated financial statements, pursuant to the provisions of the French Commercial Code.
It shall attach a statement of guarantee deposits, endorsements and guarantees given by the Company to the balance sheet, together with a statement of sureties granted by it.
It shall draw up a management report containing the indications set by law.
The management report shall include, as per the case, the report on the management of the group, when the Company must draw up and publish consolidated accounts under the conditions provided by law.
As appropriate, the Board of Directors shall draw up provisional accounting documents under the conditions provided by law.
All of these documents shall be made available to the Statutory Auditors under the appropriate legal and regulatory conditions.
Article 35.    Allocation and distribution of profits
First of all, amounts to be provisioned in legal reserves shall be deducted from the net profit for each financial year minus previous losses, if any. In this way, 5% shall be deducted to establish the legal reserve fund; this deduction shall cease to be obligatory when the said fund has reached one tenth of the share capital; it shall resume if, for any reason, the legal reserve has fallen below this fraction.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

The distributable profits shall then consist of the net profit for the financial year minus previous losses and the amounts provisioned to reserves by way of application of the law and the Articles of Association plus retained earnings.
For this profit, the General Meeting shall then deduct the amounts which it considers appropriate to allocate to optional, ordinary or extraordinary reserves or as retained earnings.
The balance, if any, may be allocated among all of the shares in proportion to their paid-up and unamortised amount and their respective pecuniary rights.
At the same time, except in the case of a capital reduction, no distribution may be made to the shareholders when the shareholders’ equity is or becomes, following this distribution, less than the amount of the share capital plus the reserves for which distribution is prohibited, pursuant to the law or the Articles of Association.
The General Meeting may decide to distribute the amounts deducted from the optional reserves, either to provide or supplement a dividend, or by way of an exceptional distribution; in this event, the decisions shall expressly indicate the reserve items from which the deductions shall be made. At the same time, the dividends shall be distributed as a priority from the distributable profit for the financial year.
The losses, if any, shall be attributed, after the approval of the financial statements by the General Meeting, to a special account, for attribution to profits for future financial years, until they are extinguished.
Article 36.    Payment of dividends
Ruling on the annual financial statements, the General Meeting has the right to grant an option to each shareholder for all or part of the distributed dividend or interim dividends, for payment of the dividend or interim dividends in cash or in shares.
The procedures for payment of dividends in cash shall be set by the General Meeting or failing this, by the Board of Directors.
However, the payment of dividends must take place within at most nine months of the end of the financial year, unless this deadline is extended by a judicial authorisation.
When financial statements drawn up during or at the end of the financial year and certified by a Statutory Auditor reveal that the Company has generated a profit, after the end of the preceding financial year, after establishing the necessary depreciation and provisions and deducting previous losses, if any, as well as amounts to be attributed to reserves by way of application of the law or Articles of Association and taking account of retained earnings, interim dividends may be distributed before approval of the annual financial statements. The amount of these interim dividend payments may not exceed the amount of the profit so defined.
The Company may only demand a repeat of the dividend from the shareholders if the distribution has been carried out in violation of the legal provisions and if the Company establishes that the beneficiaries were aware of the regular character of this distribution when it was made or could not have been unaware of the same in view of the circumstances. Actions for the return of undue payments shall be prescribed five years after the payment of these dividends. Dividends unclaimed within five years of their payment falling due shall be prescribed.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

TITLE VI
SHAREHOLDERS’ EQUITY - PURCHASE BY THE COMPANY
CONVERSION - EXTENSION - DISSOLUTION - LIQUIDATION
Article 37.    Shareholders’ equity less than half of the share capital
If, as a result of losses recorded in the accounting records, the Company's shareholder equity falls below half of the share capital, the Board of Directors is required, within four months of approval of the financial statements showing the loss, to convene an Extraordinary General Meeting to decide whether to dissolve the Company early.
If the Company is not dissolved, it is required, no later than the end of the second fiscal year following the year in which the losses were recognized, to restore its shareholders' equity to a value at least equal to half of the share capital or, subject to Article L. 224-2 of the French Commercial Code, to reduce its share capital by the amount necessary to bring the value of its shareholders' equity to at least half of its amount.
In both cases, the resolution adopted by the General Meeting is published in accordance with regulatory requirements.
If, before the deadline referred to in the second paragraph of this article, shareholders' equity has not been reconstituted to a value at least equal to half of the share capital, even though the Company's share capital exceeds a threshold set by decree by the Conseil d’État in relation to the size of its balance sheet, the Company is required, no later than the end of the second fiscal year following this deadline, to reduce its share capital, subject to article L. 224-2 of the French Commercial Code, to a value less than or equal to this threshold.
When, in application of the fourth paragraph of this article, the Company has reduced its share capital without reconstituting its shareholders' equity, and subsequently carries out a capital increase, it must comply with the provisions of the same fourth paragraph before the end of the second fiscal year following the year in which the increase took place.
In the event of failure to convene a General Meeting, or if the Meeting is unable to deliberate validly on final notice, any interested party may apply to the courts for the Company to be wound up. The same applies if the provisions of the fourth paragraph have not been applied. In all cases, the court may grant the Company a maximum period of six months to regularize the situation. It may not order the dissolution of the Company if, on the day it rules on the merits of the case, the situation has been regularized.
The provisions of this article do not apply to companies in safeguard or receivership proceedings or benefiting from a safeguard or receivership plan.
Article 38.    Conversion
Pursuant to Article L. 229-10 of the French Commercial Code, the Company may be transformed into a limited liability Company, if, at the time of conversion, it has been in existence for at least two years and if it has drawn up financial statements for the last two financial years and these have been approved by its shareholders.
The conversion decision shall be taken on the basis of a report by one or several conversion auditors designated by a decision of the court, which attests that the shareholders’ equity is at least equal to the share capital.

This document is a free translation. In case of discrepancy between the French and the English version, the French version shall prevail.

Article 39.    Extension
At least one year before the expiry date of the Company, the Board of Directors must convene the Extraordinary General Meeting of shareholders for the purpose of deciding, under the conditions required for the amendment of the articles of Association, whether the Company must be extended.
The shareholders who oppose the said extension shall be obliged to assign their shares to the other shareholders within three (3) months, starting from the resolution of the General Meeting which has decided on the extension, at the express demand of these latter parties by registered letter with notice of receipt. The assignment price of the shares shall be determined by an expert under the conditions provided in Article 1843-4 of the Civil Code. In the event that the purchase requests exceed the number of shares to be assigned, the allocation shall be made pro rata to the number of shares already held by the acquirers and within the limits of the shares to be assigned.
Article 40.    Dissolution - Liquidation
Except in the cases of judicial dissolution provided by the law, and unless the Company is extended in regular fashion, it shall be dissolved on expiry of a deadline set by the Articles of Association or following a decision of an Extraordinary General Meeting of the shareholders.
One or several liquidators shall then be appointed by this Extraordinary General Meeting under the conditions of a quorum and majority provided for the Ordinary General Meetings.
The liquidator shall represent the Company. The entire company assets shall be realized, and the liabilities discharged, by the liquidator, who shall be vested with the broadest powers. He shall then allocate the available balance between the shares, pro rata to their participation in the share capital.
The General Meeting of shareholders may authorise it to continue with current business transactions or to undertake new ones for the purposes of the liquidation.
In the event that all of the shares are acquired by a single shareholder, any dissolution decision, whether voluntary or judicial, shall entail the transmission of the Company’s assets, to the sole shareholder, under the conditions provided by law, without a liquidation being necessary.

TITLE VII
DISPUTES
Article 41.    Disputes
Any disputes which may arise regarding the business of the company or the execution of the provisions of the Articles of Association, during the life of the Company or during its liquidation, whether between the shareholders, the management or controlling bodies of the Company or the Statutory Auditors, or between the shareholders themselves, shall be submitted to the competent courts with jurisdiction over the registered office.
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